TURNKEY CONSTRUCTION CONTRACT

                                     Between

                          CAREPLEX OF CRAGGANMORE, INC.

                                       and

                 THE CRAGGANMORE ASSOCIATES LIMITED PARTNERSHIP






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                          TURNKEY CONSTRUCTION CONTRACT


     This Agreement is by and between CAREPLEX OF CRAGGANMORE, INC., a Delaware corporation, with an office at 197 First Avenue, Needham, Massachusetts 02194 (the "Contractor"), and THE CRAGGANMORE ASSOCIATES LIMITED PARTNERSHIP, a Connecticut Limited Partnership, with an office at 197 First Avenue, Needham, Massachusetts 02197, (the "Owner") and is entered into for the purpose of reducing to a formal writing all of their understandings with respect to the construction of a proposed assisted living facility to be comprised of 84 to 96 units ("Facility") to be located at 58 Mulberry Street, Southington, Connecticut (the "Premises").

     In consideration of the undertakings of each of the parties to the other:

                                  IT IS AGREED:

                                    ARTICLE I

                                Representations

     The parties make each of the following material representations:

     Section 1.1 - Title to Premises. Prior to April 30, 1996, the Owner (or its nominee) shall own good, record and marketable title in fee simple to the Premises consisting of approximately thirteen and eight-tenths (13.8) acres of land as more fully described in Exhibit "A". Exhibit "A" and each of the other Exhibits referred to in this Agreement shall be incorporated into this Agreement by such reference as if fully set forth in this Agreement. The Premises shall be free and clear of any and all encumbrances which would impair the construction or operation of the Facility except as set forth on Exhibit "A-1", in the Contractor's sole and absolute discretion, and free of any hazardous wastes or materials except as set forth on Exhibit "A-2".

     Section 1.2 - Encumbrances.

     (a) Owner and Contractor acknowledge that the Premises may be subject to easements, assessments, conditions, contracts, rights, claims, encroachments, restrictions and other encumbrances as would be disclosed on a title report (the "Existing Encumbrances"), to physical conditions which would be disclosed by a survey of the Premises and to those easements, conditions, contracts, rights, licenses, encroachments, restrictions and other


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          encumbrances resulting from Contractor securing regulatory, development and construction approvals for the Facility and attendant site improvements. Owner and Contractor each represents to the other that it has reviewed or shall review prior to its purchase of the Premises the boundary survey and the topographical survey of the Premises and has made, or shall make prior to its purchase of the Premises a careful physical inspection of the Premises to satisfy it as to the site characteristics and attributes in all respects. The Owner agrees to accept the Facility subject to the Existing Encumbrances, the mortgages described herein, to the physical conditions which exist and as such conditions may change during the course of construction and to those easements, conditions, contracts, rights, licenses, encroachments, restrictions and other encumbrances resulting from Owner securing regulatory, development and construction approvals for the Facility and attendant site improvements, provided that the same do not interfere with the Owner's operation of the Facility.

     (b) Concurrently with the execution of this Agreement, Owner shall provide Contractor with copies of all engineering, architectural and any other plans, studies and surveys, title reports, environmental assessments, appraisals and other information regarding the Premises or the Facility which are in Owner's possession, custody or control.

     (c) The Owner represents that to the best of its knowledge the Premises have only the apparent site and off-site conditions and problems, if any, as set forth on Exhibit "B" which require the implementation of the measures if any, as set forth on Exhibit "B"

     (d) Commencing on the date Contractor elects to commence construction in accordance with this Agreement, Owner shall provide Contractor with full possession and complete control of the Premises for purposes of performing Contractor's obligations hereunder.

     Section 1.3 - Permits and Approvals.

     (a) Contractor represents that it shall use its reasonable best efforts to obtain, prior to the date of the Closing, all state, federal, county and municipal land use approvals and permits, licenses, easements, and sewer agreements which may be needed in order to permit the construction and operation of the Facility on the Premises (the "Approvals"). Contractor covenants to


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          diligently use its reasonable best efforts to obtain all of the
          Approvals in an expeditious manner. In the event the Contractor is unable to obtain the Approvals, the Contractor shall have no liability whatsoever to the Owner, or any other party and at the Owner's or the Contractor's option, this Agreement shall be terminated without recourse to any party thereto at law or in equity.

     (b) For the sole purpose of permitting Contractor to construct the Facility, the Owner grants to the Contractor, to the extent required by Contractor in order that the purpose of this Agreement be effectuated, the rights under the Approvals and any other grants of rights, permits, approvals, or licenses, which may be necessary to complete the performance of the Contractor's obligations hereunder; provided, however that no transfer or assignment of any of the foregoing shall occur which is prohibited by applicable law or the respective terms thereof.

     Section 1.4 - Documentation. The Owner shall provide or obtain construction and permanent financing for the Premises, the Facility and the Personal Property (as defined herein) ("Project Loan") which shall be sufficient, together with the Owner's equity contributions (which shall in no event exceed ten percent (10%) of the Contract Price), to pay the full amount of the Contract Price (as defined herein). The Owner covenants that it will provide fully and in a timely fashion all reasonable documentation required by Owner's lender in connection with the Project Loan. Such documentation includes, but is not limited to, all zoning and plan approvals; all utility letters indicating positive availability of service; inventory of concessions made to any or all municipal bodies; site plan; title binders, and all other regulatory body approvals. Owner also covenants that it will, in a timely manner, provide whatever financial or other information Owner's lender might reasonably require in connection with Contractor's applications for financing for the construction of the Facility and as required by such lender in connection with the Project Loan. Owner will use its reasonable best efforts to pursue its application for construction and permanent financing for the Facility.

     Section 1.5 - Other Agreements. The Owner and the Contractor each represents to the other that neither entering into this Agreement nor performing its respective obligations hereunder will violate any other agreements or documents by which it may be bound.


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     Section 1.6 - Utility Services. Owner represents that, to the best of its knowledge, all utility services required to construct and operate the Facility (including public water, sewer and electricity) are currently available to the Premises in the capacities required to operate the Facility. No work need be performed by or on behalf of Contractor to make such utilities available to the Premises for the construction or operation of the Facility, other than connecting the Facility's waste disposal line to the public sanitary sewer line. Owner represents, warrants and covenants that the public sanitary sewer line is available for hook-up no more than one hundred (100) feet from the boundary line of the Premises. Copies of letters from the providers of such utility services confirming such availability are annexed hereto as Exhibit "C".

     Section 1.7 - Good Standing of Contractor. Contractor represents that it is duly organized, validly existing and in good standing under the laws of the State of Delaware. Contractor represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the conditions subsequent set forth in Section 5.1, this Agreement shall be valid, binding and legal obligation of the Contractor, enforceable in accordance with its terms and duly authorized by a vote of its Board of Directors in compliance with its certificate of incorporation and bylaws and all applicable laws of the State of Delaware.

     Section 1.8 - Good Standing of Owner. Owner represent that it is duly organized and validly existing under the laws of the State of Connecticut. Owner represents that it is empowered and authorized to execute, deliver and perform its obligations under this Agreement, and, upon such execution and delivery and subject to the satisfaction of the conditions subsequent set forth in Section 5.1, this Agreement shall be valid, binding and legal obligation of the Owner, enforceable in accordance with its terms and duly authorized by a vote of its General Partner in compliance with its Limited Partnership Agreement and all applicable laws of the State of Connecticut.

                                   ARTICLE II

                          Construction of the Facility

     Section 2.1 - Control of Construction. Subject to the express provisions contained herein, it is the intention of this Agreement that Contractor shall have sole, complete and absolute authority and discretion to decide any and all issues pertaining to the construction of the Facility, including, without limitation, the expenditure of funds, the incurring of costs and


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all of the  other  matters  referred  to  herein;  so  long as the  same  are in compliance with the Approvals and all applicable laws.

     Section 2.2 - Architectural Services. As a condition precedent to this Agreement, the Contractor shall have reviewed, approved and adopted all drawings and plans for the Facility prepared by Michael Herlands (the "Architect") ("Basic Plans"). A true, accurate and complete copy of the Basic Plans is attached hereto as Exhibit "D". The parties acknowledge that the Architect has or will be retained by the Contractor. The Contractor will be responsible for payment of the architectural fees due to the Architect, pursuant to the contract with respect to the Facility dated July 24, 1995 as amended (said contracts and amendments herein collectively, the "Architectural Contract"). The Owner represents and warrants to the Contractor that a true, accurate and complete copy of the Architectural Contract is attached hereto as Exhibit "E". The Contractor shall not be responsible to the Owner, or any other party for any errors, omissions, breaches or failures thereof, or any damages resulting from the acts or omissions of the Architect. At the Contractor's option, the Owner shall assign to the Contractor all of its right, title and interest in the Architectural Contract and any and all architectural, engineering and other contracts with respect to the Facility free of any claims other than outstanding amounts owed under the Architectural Contract. In no event shall the Contractor be obligated to assume any of said contracts.

     Section 2.3 - Other professionals and Limited Assumed Obligations. The Owner represents that it has not engaged any architects or any engineers, lawyers, consultants, accountants, or other professionals with respect to the Facility other than the Architect which Owner shall be obligated to pay. The Owner neither assumes nor shall be obliged for any debts, liabilities or obligations of Owner or related to the Premises or the Facility other than payments due to the Architect under the Architectural Contract.

     Section 2.4 - Plans and Specifications. The Contractor shall direct Architect to prepare as promptly as possible, but, in any event, within thirty
(30) days after the execution of this Agreement, final plans, specifications and a site plan (the "Final Plans") based on the Basic Plans. Such Final Plans shall include without limitation the details set forth on Exhibit "D".

     Section 2.5 - Construction. The Contractor shall construct the Facility substantially in accordance with the Final Plans, subject to field changes and minor design changes. All work shall be done in a good and workmanlike manner and in accordance with the Executive Office of Health and Human Services Standards, the Approvals, if any, and all applicable laws. The structure


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shall be designed as an assisted living facility to be licensed for the bed complement described above and shall be constructed in accordance with the requirements in effect on the date of this Agreement of federal, state and local governmental agencies having jurisdiction of the Facility, including Life Safety Code requirements imposed by the Federal Department of Health and Human Services.

     Section 2.6 - Personal Property.

     (a) Exhibit "F" contains a representative list of the kinds of personal property needed for the Facility (the "Personal Property"). Contractor will furnish the specific items of Personal Property required for the Facility, within the FFE Allowance. The allowance for the Personal Property is Four Hundred Eighty-Seven Thousand dollars ($487,O00), (the "FFE Allowance"), which FFE allowance shall be included in the Contract Price (as defined below).


     (b) In the event that the cost of the Personal Property furnished pursuant to subsection (a) above shall exceed the FFE Allowance any such excess shall be an increase adjustment to the Contract Price.

     (c) In order to reduce the risk that the Personal Property will be delivered prior to the Closing contemplated herein, Owner covenants that it shall select such Personal Property as soon as practicable but not later than approximately six (6) months prior to the estimated date of Physical Completion.

     Section 2.7 - Changes. Owner agrees that the Contractor shall also have the right to make changes in the Final Plans and in the Personal Property if required by any federal, state or local governmental authority having jurisdiction or if required due to the unavailability of any construction material or Personal Property. Owner shall be notified of any such changes or substitutions in the Personal Property but Contractor shall have final authority to make all decisions with respect to such changes; provided that such changes result in construction, space, design, personal property, equipment and interior and exterior design comparable in overall design and quality to that shown on the Final Plans.

     Section 2.8 - Commencement of Construction. Construction of the Facility will start on or prior to the date which is 30 days after the satisfaction of the last of the conditions set forth in Section 5.1 to be satisfied, or as soon thereafter as weather and ground conditions permit but not later than June 30, 1996.


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     Section 2.9 - Continuity of Construction. Construction, once undertaken, shall proceed in a continuous and reasonably expeditious manner until Physical Completion, as such term is defined in Section 2.10, is achieved, which shall not occur later that eighteen (18) months after the completion of the foundation for the Facility. Any delays caused by acts of God, fire, accident, casualty, cessation of activity due to refusal to work by labor, or any other cause not attributable to the failure of the Contractor to use reasonable care and due diligence, however, shall be excused by the Owner, provided that Contractor shall use its reasonable best efforts to minimize any such delays and shall resume construction at the earliest possible time.

     Section 2.10 - Completion of Construction.

     (a) For the purposes of this Agreement, the terms "Physical Completion" or "Physically Completed" shall mean the date on which the building and improvements described and set forth in the Final Plans have been completed and the Facility shall have been approved for temporary or permanent occupancy by the local building inspector, and by the State Fire Marshall in the event his approval is required. Physical Completion shall be deemed to have been achieved notwithstanding that any of such officials or agencies have issued a Punch-List listing items requiring completion or correction, so long as such Punch-List does not prevent or prohibit occupancy.

     (b) Contractor will use its reasonable best efforts to notify Owner at least ninety (90) days prior to the time Owner estimates that the Facility will be Physically Completed, whereupon Owner will diligently proceed to fulfill all other conditions necessary for licensure and Owner will apply in a timely manner for all licenses and permits necessary to commence operation of the Facility. After such notice from Contractor, Owner, to the extent necessary to perform necessary administrative activities may, so long as he does not interfere with completion of construction, enter upon the Premises in an effort to coordinate initial licensure with Physical Completion.

     Section 2.11 - Owner's Noninvolvement. Owner shall have access to the construction site while construction is in progress, but it shall have no authority over Contractor, and


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shall not be empowered to interfere or become involved with construction or require changes thereto, provided, however that Owner's management agent shall have the right to view the construction in progress and shall have access to the site for the purpose of equipping the Facility and preparing the Facility for operation.

     Section 2.12 - Punch-List. If, at any time after the Facility has been Physically Completed, there exist any items requiring completion or correction, then the Contractor agrees to use all reasonable diligence to complete or correct the items so that each conforms to the Final Plans. The parties shall make a Punch-List of the items requiring completion or correction. Each item on the Punch List shall be assigned a reasonable value based upon the reasonable cost of completion or correction of the same or such other value as may be required by Owner's lender ("Punch-list Amount"). The Contractor shall give its written undertaking to complete each such item within ninety (90) days after transfer of title, further agreeing to permit Owner to complete any such items at Contractor's expense if Contractor has failed to complete the same within the ninety (90) day time period.

     Section 2.13 - Work and Warranties. Upon completion of construction, landscaping and installation of Personal Property, Contractor will assign to Owner, in addition to any warranties created by law, all warranties and guarantees received from designers, the Architect, subcontractors and suppliers of equipment and furnishings, to the extent assignable. Contractor will agree to remedy any defect in construction caused by poor workmanship or materials which are brought to its attention by written notice within a period of one (1) year from the date of the issuance of the Certificate of Occupancy. Aside from the foregoing, Owner hereby waives and Contractor hereby disclaims all other express and implied warranties of every kind or nature with respect to the Facility and the Personal Property, including, without limitation, waiving all IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     Section 2.14 - Subcontractors. Contractor agrees to indemnify and save Owner harmless from claims for payment by any subcontractor who furnishes materials or supplies or performs labor or services in the prosecution of the work pursuant to this Agreement. Contractor reserves absolute discretion on the selection of subcontractors.

     Section 2.15 - Financing Arrangements.

     (a) Owner will obtain a commitment for the Project Loan for construction and permanent financing for the Facility which shall be sufficient, together with the Owner's equity contributions, to pay the full amount of the


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          Contract Price. This Agreement may be terminated by the
          Contractor-or-the Owner in its sole and absolute discretion and without further recourse to any party in the event that the closing and funding of the construction loan financing with respect to the Facility pursuant to the Project Loan (with all conditions precedent to such closing either satisfied or irrevocably waived by the lender) shall not have occurred by April 30, 1997.

     (b) The Owner and Contractor also contemplate that the Premises and Facility, together with all fixtures, furnishing, equipment, and articles of personal property now owned or hereafter acquired by the Owner which are or may be attached to or used in connection with the Premises or Facility, together with any and all replacements thereto and substitutions therefor or, and all proceeds thereof; and all present and future rents, issues, leases, and profits of the Premises and Facility will serve as security for the payment obligations to any lenders relating to the Project Loan or otherwise, and that the Owner will be the principal obligor for the repayment of all financial obligations thereunder after the transfer of title to Owner. Owner therefore, agrees to execute and deliver all commitments, promissory notes, mortgages, collateral assignments, guaranties and all other instruments, agreements, documents, certificates, affidavits, and other writings required to be executed by any lender in connection with such financing.


                                   ARTICLE III

                                     Closing

     Section 3.1 - Date of Closing. The delivery of possession of the Premises and Facility to the Owner and payment of the Contract Price shall take place contemporaneously within three (3) working days after Physical Completion of the Facility but in no event later than the date established in Section 2.9.

     Section 3.2 - Contract Price.

     (a) The price to be paid by the Owner to the Contractor for the construction and furnishing of the Facility and for the Premises shall be Nine Million, One Hundred Sixty-Six Thousand Two Hundred Eighty-Four Thousand Dollars ($9,166,284) plus the costs incurred as the result of any unforeseen site conditions and selection of furniture, fixtures and equipment in excess of the FFE Allowance (the "Contract Price").


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     (b)  In addition to the Contract Price, if the Closing does not take place within three (3) working days after Physical Completion due to delays incurred through the fault of or through circumstances under the control of the Owner, the Owner shall pay to the Contractor interest, payable monthly in arrears, on the Contract Price accruing from the date which is three (3) days after Physical Completion to the date of which is three (3) days after delivery of possession of the Facility pursuant to Section 3.1; such monthly interest shall be computed at a rate equal to the Prime Rate as announced by Fleet Bank, N.A. from time to time plus two percent (2%) per annum.

     Section 3.3 - Payment of Contract Price. At the time of transfer of title, the balance of the Contract Price not paid via Contractor's requisitions under the construction financing for the Facility shall be paid by the Owner to the Contractor by wire transfer, certified check or other mutually acceptable means less any Punch-list Amount or retainage required by Owner's lender.

     Section 3.4 - Form of Conveyance and Status of Title. The Facility and Personal Property shall be conveyed by warranty bill of sale. The Facility and Personal Property may be subject to the mortgages and security interests described in Section 2.15.

                                   ARTICLE IV

                     Additional Responsibilities of Parties

     Section 4.1 - Contractor's Responsibilities. In addition to its obligations elsewhere expressed in this Agreement, the Contractor shall have the following responsibilities:

     (a) To obtain and pay for necessary building permits and the Certificate of Occupancy;

     (b) To pay for all labor and material set forth in the Final Plans (except as otherwise expressly set forth herein) and to pay for the Personal Property to be provided;

     (c) The Contractor shall at all times, commencing with the date upon which construction begins, carry the following types of insurance with an insurance carrier or carriers acceptable to the Owner's lender:

           (i) Workman's compensation insurance fully covering all persons engaged in the performance of this Agreement, in accordance with applicable law.


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          (ii) Public liability insurance covering death or bodily injury with limits of not less than $300,000 for one person and $1,000,000 for any one accident or disaster; and property damage coverage limits of not less than $100,000; all of which insurance shall name the Owner as an additional insured.

         (iii) "Builders Risk" insurance against damage or destruction by fire and full extended coverage, including vandalism and malicious mischief, covering all improvements to be erected hereunder and all materials for the same which are on or about the Premises, in an amount equal to the full insurable value of such improvements and materials; such insurance to be payable to the Owner, the Contractor and Owner's lender as their interests may appear, with standard mortgage endorsement to Owner's lender or its assigns as mortgagee.

               The Contractor shall furnish to the Owner and Owner's lender if required by such lender, duplicate policies of insurance as set forth in Subparagraphs (i), (ii), and (iii) hereof. Each of such policies shall, if the insurance carriers so permit, contain a provision to the effect that they may not be canceled except upon ten days prior written notice to the Owner and Owner's lender.

     (d)  At Closing, Contractor shall deliver to Owner, at Owner's option:

           (i) duly executed waivers of mechanic's liens signed by each subcontractor which provided labor or materials on the project; or

          (ii) reasonable proof of payment or proof of a provision for payment to such contractors; or

         (iii) an indemnification to Owner with respect to same.

     Section 4.2 - Owner's Responsibilities. In addition to his obligations elsewhere expressed in this Agreement, the Owner shall have the following responsibilities:

     (a) To cooperate and assist in obtaining commitments for financing the contemplated construction, including the furnishing of financial statements, providing an appraisal of the Premises and Facility and by execution


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          of applications, notes, mortgages, assumption agreements and other documents reasonably necessary to effectuate such financing or the financing of the Personal Property.

     (b) To pay for all professional and other staff personnel required for the operation of the Facility in sufficient time to permit licensure by the Department at the date of physical completion.

     (c) To pay to Contractor, in addition to the Purchase Price, the costs for correcting unusual site conditions. Such payment shall be made on the basis of the actual costs of Owner in correcting the same plus fifteen percent (15%) of such costs to cover Contractor's overhead expenses and shall be due and payable upon the transfer of title to the Owner. For the purpose of this Agreement, the term unusual site conditions shall include, without limitation any of the following which have not been noted in the Basic Plans or otherwise disclosed in the due diligence materials:

          (i) unusual soil or water conditions requiring extraordinary preparation, i.e., piles, curtain drains, retaining walls, blasting or riprap;

          (ii) tying in of water or other utility services (other than the sanitary sewer) beyond the boundary lines of the Premises;

          (iii) holding tanks and pumps for the water system or the sprinkler system;

          (iv) water purification or filter system;

          (v)  leaching field; and

          (vi) any requirement imposed upon Contractor by governmental agencies having jurisdiction, if not provided for in the Final Plans, because of reasons other than errors or omissions in such Final Plans, such as requirements imposed as conditions of the granting of any of the Approvals.

     (d) Owner shall be solely responsible for the removal of any hazardous wastes and materials, if any, from the Premises at Owner's sole cost and expense and not as part of the Contract Price.


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     Section 4.3 - Indemnification. The Contractor hereby agrees to indemnify and hold the Owner harmless from all liabilities, claims, and demands for personal injury or property damage arising out of or caused by any act or omission of Contractor, its subcontractors, agents, or employees, or arising in or about the Premises at any time from the date of this Agreement until transfer of title. The Contractor further covenants to use proper care and caution in the performance of its work hereunder so as not to cause damage to any adjoining or adjacent property, and the Contractor shall indemnify and hold the Owner harmless from any liabilities, claims, or demands for damage to such adjoining or adjacent property.

                                    ARTICLE V

                                  Contingencies

     Section 5.1 - Required Occurrences. This Agreement and the undertakings of Contractor shall, at the election of Owner be contingent upon the occurrence of each of the following:

     (a) Approvals. All of the Approvals and current utility availability letters shall have been obtained by October 31, 1996.

     (b) Title. An owner's title insurance policy commitment and Class A-2 survey, satisfactory to the Contractor in its sole discretion, shall have been obtained by the Owner which confirms that there are no exceptions or conditions which would render title to the Premises unmarketable or which will prohibit or restrict the construction or operation of the Facility or which would prevent an institutional lender from closing a construction or permanent mortgage loan for the Facility in the usual course of its business.

     (c) Additional Due Diligence Regarding the Premises. The Contractor shall have received due diligence information concerning the Premises, satisfactory to the Contractor in its sole discretion, including, without limitation, soil tests and utility service confirmations to the extent not currently available.

     (d) Purchase of the Premises. The Owner shall have purchased good record, marketable fee simple title to the Premises as set forth in Section
          1.1 by April 30, 1996.

     (e) Construction Financing. The Owner shall have received construction financing in the full amount of the Contract Price by April 30, 1997.


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     Section 5.2 - Failure of Contingencies. In the event that any one or more of the contingencies set forth in this Article is not satisfied, waived or deferred by the parties in writing, within the period of time set forth above, then, upon Notice, either party may terminate this Agreement. In such event, neither party shall have further responsibility or liability to the other. Contractor reserves the right, at its option, to waive or defer any one or more of the conditions precedent.

                                   ARTICLE VI

                          Additional Covenants of Owner

     Section 6.1 - Indemnification by Owner. Owner hereby indemnifies and defends the Contractor against any claims for unpaid fees or costs associated with the Premises or the Facility incurred by or on behalf of Owner or Contractor as a result of any claim by any broker. The parties acknowledge that no broker was responsible for procuring the transactions set forth in this Letter, nor any part thereof, and each party will indemnify and defend the other from any and all claims, actual or threatened, for a commission or other compensation by any third person with whom such party has had dealings.

     Section 6.2 - Confidentiality. Owner, its partners, affiliates, agents, servants and employees (including outside counsel) hereby agree:

     (a) To maintain in the strictest confidence the identity of the Contractor; the contents of this Agreement; the negotiations between the parties on the terms of this Agreement; and any of the Contractor's proprietary information, including without limitation, financial information, projects, copies of leases, real estate appraisals, and other information regarding the Facility and the business affairs and operations of the Contractor which any of said parties obtain from the Contractor in the course of negotiations for the transactions contemplated hereby (the "Confidential Information");

     (b) Not to disclose, without the Contractor's prior written consent (except to the extent disclosure is required by applicable law or regulation), any Confidential Information except to such parties' own agents, servants and employees (including outside counsel), bankers, consultants and other advisors to whom disclosure is necessary in order to effectuate the transactions contemplated hereby; and


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     (c)  To comply therewith for a period of two (2) years commencing on the date of this Agreement.

     Section 6.3 - Provision of Further Information. The Contractor agrees to supply complete financial information and any other data required in connection with the construction or permanent financing for the Facility and to execute, and cause to execute, any and all documents which are required by the terms thereof.

                                   ARTICLE VII

                              Concluding  Provisions

     Section 7.1 - Entire Agreement. All prior understandings, letters of intent, and agreements between the parties are merged in and superseded by this Agreement (including all Exhibits hereto), which together with the Owner's partnership agreement and the management agreement between the Owner and its management agent fully and completely expresses their understanding with respect to its subject matters.

     Section 7.2 - Representations. None of the parties shall be bound by any promises, representations, or agreements except as herein expressly set forth.

     Section 7.3 - Amendments. This Agreement may not be amended, waived, modified, altered or changed in any respect whatsoever except by a further agreement, in writing, executed by each of the parties and consented to by the Owner's limited partner.

     Section 7.4 - Joint Effort. The preparation of this Agreement has been a joint effort of the parties, and the resulting document shall not be construed more severely against one of the parties than the other.

     Section 7.5 - Brokers. Each of Owner and Contractor represents and warrants to the other that no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby or referred to herein; and agrees to indemnify and hold and save the other harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such party.

     Section 7.6 - Assignment. Contractor shall have no right to assign his rights nor delegate his obligations under this Agreement to another entity or person without the prior written consent of Owner except that the Contractor shall have the right to assign this Agreement to, merge with or consolidate with an

"Affiliate" (defined herein as defined in the Securities and Exchange Act of 1934 and the regulations thereunder) in connection with a public offering.

     Section 7.7 - Notices. All notices which may be given to any of the parties hereunder shall be in writing and shall be hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express, and postage prepaid as follows:

     (a) In the event that notice is directed to Owner, it shall be sent to it at the address set forth above and a copy therefore sent to The Cragganmore Associates Limited Partnership, c/o CareMatrix Corporation, 197 First Avenue, Needham, MA 02194, Attention:
          President, with a copy to C.A. Moffie, Inc., 1261 South Main Street, Plantsville, CT 06479, Attention: Calvin A. Moffie, or at such other address or addresses Owner shall from time to time designate by notice to Contractor.

     (b) In the event that notice is directed to Contractor, it shall be sent to CarePlex of Cragganmore, Inc., 197 First Avenue, Needham, MA 02194,
          Attention: Michael M. Gosman, with a copy to James M. Clary III, Esq. at the same address; or at such other address or addresses as Contractor shall from time to time designate by notice to Owner.

The effective date of any such notice shall be the earlier of actual receipt by the addressee or three (3) days after such notice is properly deposited for mailing.

     Section 7.8 - Arbitration. Any dispute or controversy arising between the parties involving the interpretation or application of any provisions of the Agreement, or arising out of this Agreement, or concerning the construction of the proposed Facility or the furnishing thereof shall be submitted to and determined by arbitration in accordance with the rules of the American Arbitration Association then in effect.

     Section 7.9 - Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

     Section 7.10 - Successors. This Agreement shall be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

     Section 7.11 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

     Section 7.12 - Severability. The invalidity or unenforceability of one or more of the phrases, sentences, provisions, clauses, Sections or Articles contained in this Agreement shall not affect the validity or enforceability of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

     Section 7.13 - Effective Date. This Agreement shall be deemed to be effective as of the date set forth below.

     Section 7.14 - No Offer. The delivery of an unexecuted copy of this Agreement shall not be deemed an offer. No rights are to be conferred upon any party until this Agreement has been executed and delivered to each party.

     Section 7.15 - Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.

     Dated this 3rd day of October, 1996 and executed under seal.


 Witness:                               THE CRAGGANMORE ASSOCIATES
                                        LIMITED PARTNERSHIP
                                        By: CarePlex of Southington, Inc.


/s/ [ILLEGIBLE]                         By: /s/ James M. Clary III
---------------                         --------------------------
                                                James M. Clary III

/s/ [ILLEGIBLE]                             Its General Partner
---------------                             Duly Authorized


                                        CAREPLEX OF CRAGGANMORE, INC.



/s/ [ILLEGIBLE]                         By: /s/ Robert M. Kaufman
---------------                         -------------------------
                                                Robert M. Kaufman

/s/ [ILLEGIBLE]                             Its President
---------------                             Duly Authorized

                                    EXHIBIT A
                                       to


                         Turnkey Construction Contract
                                Legal Description

                                 (See attached)

                                    EXHIBIT A

                              PROPERTY DESCRIPTION



     [ILLEGIBLE] two continguous parcels of land, with the buildings thereon, situated in the Town of Southington, County of Hartford and State of Connecticut, and more particularly bounded and described as follows:

     FIRST PIECE: A certain piece or parcel of land, containing thirteen (13) acres, more or less, with all buildings and improvements thereon, located on the southerly side of Mulberry Street in the Village of Milldale, Town of Southington, County of Hartford and State of Connecticut, bounded and described as follows, to wit:

NORTHERLY      by the highway, Mulberry Street, 100.3 feet and by land, now or formerly, of Louise D. Matthews, in part by each;

EASTERLY by land now or formerly of Louise D. Matthews, and by land now or formerly of Edward J. Talmade, partly by each;

SOUTHERLY      by the Quinnipiac River; and,

WESTERLY       by land now or formerly of Frederick and Ernestine Herb; and

a certain piece or parcel of land situated on the southerly side of Mulberry Street, in the Town of Southington, County of Hartford and State of Connecticut, being shown as lot No. 1 on a map entitled, "MAP OF PROPERTY OF MRS. ERNESTINE HERB, Mulberry and South Main Streets, Southington, Conn., Nov. 2, 1940, Scale 1"=50', Mackenzie and Bowers Engineers and Surveyors, being bounded:

NORTHERLY      by the highway, Mulberry Street, 60 feet;

EASTERLY and

SOUTHEASTERLY by land of Bealda M. Bailey, a distance of 275 feet, more or less.

Excepting therefrom a portion of said premises conveyed to Edward E. O'Connell and Ingrid H. O'Connell by warranty deed dated July 30, 1968 and recorded in volume 223, page 19 of the Southington Land Records.



SECOND PIECE: All of that certain piece or parcel of land with all buildings and improvements theron, situated in the Town of Southington, County of Hartford and State of Connecticut, bounded and described as follows:

NORTHERLY      by Mulberry Street, 111 feet;

EASTERLY by land now or formerly of Grace E. Ordway, 250 feet, more or less;

NORTHERLY      again by lands now or formerly of Grace E. Ordway, Roger M. and
               Anita L. Savarin; Joseph Griffin and Elizabeth Lombard Gordon and
               Lillian Swain, Natalie M. and Louis J. Bassola and John E. and
               Hattie E. Oakes, each in part:

EASTERLY       again by lands now or formerly of Allice N. Doolittle and Galdys
               D. Joll, Robert E. Nyren and Albert and Doris Gagne, each in part;

SOUTHWESTERLY  by land now or formerly of Vincent C. Triompo, being an uneven line;


SOUTHERLY      by land now or formerly of Vincent C. Triompo and,

WESTERLY       by land now or formerly of Vincent C. Triompo.

Excepting therefrom a portion of said premises conveyed to Louie J. Garrapy and Mary F. Garrapy by warranty deed dated April 15, 1970 and recorded in volume 234 page 726 of the Southington Land Records.